Exhibit 99.1

	FOR:	Christopher & Banks Corporation

	APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000
For Immediate Release
	CONTACT:	Investor Relations:
James Palczynski
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

JANUARY SALES RESULTS

Minneapolis, MN, February 2, 2006 — Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the five-week period ended January 28, 2006 increased 5% to $37.5 million from $34.9 million last year, with growth from new stores partially offset by a January same-store sales decline of 3%.

For the eleven months ended January 28, 2006 total sales increased 12% to $461.6 million from $410.5 million in the prior period, while same-store sales rose 1%.  As of January 28, 2006 the Company operated 707 stores compared to 642 stores as of January 29, 2005.

Joe Pennington, Chief Executive Officer, commented, “We are very pleased with the significant improvement we gained in our January merchandise margins. While, as we expected, same-store sales were down 3 percent for the month, last year’s 19 percent increase in same-store sales was partially driven by a high level of markdowns.  At the end of January, total in-store inventory per square foot was down more than 20 percent from last year.  We anticipate that we will finish February with a similar reduction in inventory from last year levels.  However, starting in March, we anticipate that monthly inventory receipts will begin to show an increase over the prior year period.”

The Company anticipates that February merchandise margins will show improvement over margins achieved last year and that fourth quarter earnings per diluted share will range from $0.15 to $0.16 compared to $0.11 last year.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 707 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 504 Christopher & Banks stores, 179 C.J. Banks stores and 24 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

###